PRESS RELEASE

Microsoft Corporation and Be Incorporated Reach Agreement to Settle Litigation

MOUNTAIN VIEW, Calif. & REDMOND, Wash.--(BUSINESS WIRE)--Sept. 5, 2003--Be Incorporated (Nasdaq:BEOS)(OTC:BEOSZ.PK) and Microsoft Corporation (Nasdaq:MSFT) today announced that the parties have reached a mutually acceptable mediated settlement of an antitrust lawsuit filed by Be Incorporated in February 2002, which is currently pending in the United States District Court for the District of Maryland in Baltimore. Be will receive a payment from Microsoft, after attorney's fees, in the amount of $23,250,000 to end further litigation and Microsoft admits no wrongdoing. All other terms of the settlement will remain confidential. Both parties are satisfied with the Agreement and believe that it is fair and reasonable. This is the second private antitrust lawsuit Microsoft has settled this year.

Be is currently in the process of completing its dissolution pursuant to the plan of dissolution approved by Be's stockholders in November 2001. In accordance with that plan and upon completion of its dissolution, Be's net cash will be distributed to shareholders of record as of March 15, 2002 after payment of any taxes, officers' and directors' compensation, and other expenses, and the satisfaction of any and all of Be's remaining liabilities.

PRESS RELEASE

For more information contact:

Dan Johnston
Be Incorporated
650/965-4842
danj@beincorporated.com